Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

SAN DIEGO, CA – (Marketwired) - April 23, 2014 – Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights:

•	Total revenues were $46.7 million compared to $62.0 million in the first quarter of 2013.

•	Reported EPS of $(0.04) per share compared to $0.36 per diluted share, in the first quarter of 2013.

•	Received 510(k) clearance from the United States Food and Drug Administration (FDA) for Quidel’s AmpliVue® HSV 1+2 Assay.

First Quarter 2014 Results

Total revenues for the first quarter of 2014 were $46.7 million compared to $62.0 million in the first quarter of 2013. The decrease in revenue was due to lower sales of infectious disease products in the first quarter of 2014, the result of a weak respiratory disease season.

In the first quarter of 2014, the company generated $18.3 million in total influenza product sales, as a year-over-year decrease in QuickVue Influenza product sales was partially offset by $6.2 million in Sofia Influenza revenue, a 42% increase over the first quarter of 2013.

“While the proportion of patient visits this season that was due to Influenza-like-illness (ILI) was only slightly lower than is typical, and the season was only slightly shorter in duration, the overall number of patient visits was significantly lower than in the previous year. Further, the CDC reported a 27% decrease in the number of laboratory-confirmed influenza-associated hospitalizations from the prior season. Consequently, total sales of products across the respiratory disease category declined, offset slightly by sales of Sofia and molecular products,” said Douglas Bryant, president and CEO of Quidel Corporation. “Placements of Sofia were in line with last year’s first quarter, and sales of Sofia instruments and test cartridges on a trailing twelve month basis exceeded $20.0 million. Total Sofia revenues for Q1 were up 57% over the prior year.”

In the quarter, total costs and expenses were $48.9 million as compared to $44.8 million in the first quarter of 2013. Cost of Sales increased $0.7 million, and also increased as a percentage of revenues, mostly due to a change in the production volume and mix of products. The R&D expense increase was primarily due to a benefit from Life

Technologies in 2013 from a R&D collaboration agreement that was not repeated in 2014. The expense increase in sales and marketing was due to an approximate 20% increase in sales personnel in the first quarter of 2014 as compared to the first quarter of 2013.

Net loss for the first quarter of 2014 was $1.5 million, or $(0.04) per share, compared to net income of $12.4 million, or $0.36 per diluted share, for the first quarter of 2013. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the first quarter of 2014 was $2.9 million, or $0.08 per diluted share, compared to $17.0 million, or $0.49 per diluted share, for the same period in 2013.

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation and amortization of intangibles on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss the first quarter results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 800-706-7741, or from outside the U.S. dial 617-614-3471, and enter the pass code 39-655-069.

A live webcast of the call can be accessed at http://www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 9:00 p.m. Eastern Time (6:00 p.m. Pacific Time) today by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering pass code 27-776-122.

About Quidel Corporation

Quidel Corporation serves to enhance the health and wellbeing of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue®, D3® Direct Detection and Thyretain® leading brand names, as well as under the new Sofia®, AmpliVue® and Lyra™ brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality; the timing of the onset, length and severity of cold and flu seasons; government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses; adverse changes in competitive conditions in domestic and international markets; the reimbursement system currently in place and future changes to that system; changes in economic conditions in our domestic and international markets; changes in sales levels as it relates to the absorption of our fixed costs; lower than anticipated market penetration of our products; the quantity of our product in our distributors’ inventory or distribution channels and changes in the buying patterns of our distributors; our development of new technologies, products and markets; our development and protection of intellectual property; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; limitations and covenants in our senior credit facility; that we may incur significant additional indebtedness; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of POC diagnostic products; changes in government policies; adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”); compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance; the loss of key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into US markets; our failure to maintain adequate internal control over financial reporting; volatility in our stock price; dilution resulting from future sales of our equity; and provisions in our charter documents and Delaware law that might delay stockholder actions with respect to business combinations or the election of directors. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the Securities and Exchange Commission (SEC) from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data; unaudited)

	Three months ended March 31,
	2014	2013
Total revenues	$46,673	$61,995
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	20,247	19,547
Research and development	9,081	7,524
Sales and marketing	9,927	8,442
General and administrative	7,397	7,529
Amortization of intangible assets from acquired businesses and technology	2,208	1,764

Total costs and expenses	48,860	44,806

Operating (loss) income	(2,187)	17,189
Interest expense	(179)	(204)
Interest income	6	6
Other expense	(16)	—

Total other expense	(189)	(198)

(Loss) income before taxes	(2,376)	16,991
(Benefit) provision for income taxes	(864)	4,624

Net (loss) income	$(1,512)	$12,367

Basic (loss) earnings per share	$(0.04)	$0.37
Diluted (loss) earnings per share	$(0.04)	$0.36
Weighted shares used in basic per share calculation	34,199	33,501
Weighted shares used in diluted per share calculation	34,199	34,575
Gross profit as a % of total revenues	57%	68%
Research and development as a % of total revenues	19%	12%
Sales and marketing as a % of total revenues	21%	14%
General and administrative as a % of total revenues	16%	12%

Condensed balance sheet data (in thousands):
	3/31/14	12/31/13
Cash, cash equivalents and restricted cash	$25,706	$9,357
Accounts receivables	16,676	29,928
Inventories	24,986	27,639
Total assets	271,419	271,485
Long term debt	5,005	5,126
Stockholders’ equity	225,007	223,779

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended March 31,
	2014	2013
	(unaudited)
Net (loss) income - GAAP	$(1,512)	$12,367
Add:
Non-cash stock compensation expense	2,239	2,141
Amortization of intangibles	4,752	4,974
Income tax impact of 2012 research and development tax credit	—	(510)
Income tax impact of non-cash stock compensation expense and amortization of intangibles	(2,545)	(1,935)

Adjusted net income	$2,934	$17,037

Basic earnings per share:
Adjusted net earnings	$0.09	$0.51
Net (loss) earnings - GAAP	$(0.04)	$0.37
Diluted earnings per share:
Adjusted net earnings	$0.08	$0.49
Net (loss) earnings - GAAP	$(0.04)	$0.36